Exhibit 99.2

                          UNIVERSAL MONEY CENTERS, INC.
                       OFFERING OF SHARES OF COMMON STOCK
                             TO HOLDERS OF RECORD OF
                        COMMON STOCK AS OF JUNE __, 2000

                    THIS OFFER WILL EXPIRE ON JULY __, 2000
                 AT 5:00 P.M. KANSAS CITY TIME UNLESS EXTENDED

                                                                   June __, 2000

To Brokers, Dealers, Commercial Banks,
   Trust Companies and Other Nominees:

      We are enclosing materials relating to the offer by Universal Money Centers, Inc. (the "Company") of shares of Common Stock, $.01 par value per share, to holders of record of its Common Stock as of the close of business on June __, 2000 (the "Record Date").

      Also enclosed is a Rights Certificate setting forth the number of Rights distributed to you by the Company as a holder of record of Common Stock on the Record Date. The Rights distributed to you may only be exercised by you and are nontransferable. The Rights expire on July __, 2000 at 5:00 P.M., Kansas City time, unless extended.

      We are asking you to forward the offering materials to those clients of yours on whose behalf you held Common Stock as of the Record Date. The offering materials consist of (1) a Prospectus dated June __, 2000 and (2) a printed form of letter which may be sent to your clients who may be eligible to participate in the Offering, with a form attached thereto for obtaining such client's directions for the purchase of shares of Common Stock. The Company will, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

      Because the Rights may be exercised only by the registered holder thereof, you must act on behalf of the client to purchase shares of Common Stock. You may do so by returning to the Company the enclosed Rights Certificate duly executed together with payment of the subscription price for the shares of Common Stock to be purchased.

      The Offering is subject to the terms and conditions set forth in the Prospectus. If you wish to obtain additional copies of the Prospectus, or if you have any questions concerning the Rights, please feel free to telephone Christopher D. Greek, Universal Money Centers, Inc. at (913) 831-2055.

                               Very truly yours,

                               UNIVERSAL MONEY CENTERS, INC.


                               /s/ Davis S. Bonsal
                               ------------------------------
                               David S. Bonsal
                               President and Chief Executive
                                    Officer